Exhibit 6
THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTIONS 1271, 1272 AND 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. BEGINNING NO LATER THAN 10 DAYS AFTER THE ISSUE DATE OF THIS NOTE, ROBBIE Y. LEE, C/O U.S. DRY CLEANING CORPORATION, 4040 MACARTHUR BLVD., SUITE 305, NEWPORT BEACH, CA 92660, WILL MAKE AVAILABLE, UPON REQUEST OF THE HOLDER OF THIS NOTE, THE ISSUE PRICE OF THIS NOTE PER PRINCIPAL AMOUNT OF $2,500,000 AT MATURITY; THE ISSUE DATE OF THIS NOTE; THE YIELD-TO-MATURITY OF THIS NOTE PER ANNUM, COMPOUNDED MONTHLY; AND THE TOTAL AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THIS NOTE AS OF THE ISSUE DATE PER PRINCIPAL AMOUNT OF $500,000 AT MATURITY.
U.S. DRY CLEANING CORPORATION
SECURED PROMISSORY NOTE

Note No.: 2005	Original Principal Amount: $2,500,000
Issuance Date: May 13, 2009	Newport Beach, California
This Note (this “Note”) is one of a duly authorized issue of Notes issued by U.S. DRY CLEANING CORPORATION, a corporation duly organized and existing under the laws of the State of Delaware (the “Company”). Except as otherwise set forth herein, all principal and unpaid interest under this Note shall become due and payable on October 31, 2009 (the “Maturity Date”).
For Value Received, the Company hereby promises to pay to the order of Setal 6, LLC, a California limited liability company, or its registered assigns or successors-in-interest (“Holder”), the principal sum of Two Million Five Hundred Thousand Dollars (U.S. $2,500,000) together with all accrued but unpaid interest thereon, if any, on the Maturity Date, in accordance with the terms hereof.
Except as otherwise provided herein, all payments of principal and interest on this Note shall be made in lawful money of the United States of America by wire transfer of immediately available funds to such account as the Holder may from time to time designate by written notice in accordance with the provisions of this Note. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day (as defined below), the same shall instead be due on the next succeeding day which is a Business Day.
For purposes hereof the following terms shall have the meanings ascribed to them below:
“Affiliate” shall mean, with respect to any specified Person, any other Person who, directly, or indirectly through one or more intermediaries, is in control of, is controlled by, or is under common control with, such specified Person. For purposes of this definition: (a) “control” (including its correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or other equity interest, or by contract or otherwise; and (b) “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.
“Business Day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the City of New York are authorized or required by law or executive order to remain closed.

“Collateral” shall be as defined in the Security Agreement.
“Debt” shall mean indebtedness of any kind including without limitation (a) all obligations for borrowed money; (b) any direct or contingent obligations arising under letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, surety bonds and similar instruments; (c) all obligations to pay the deferred purchase price of property or services, and indebtedness secured by a lien on property owned or being purchased (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by the Company or is limited in recourse; and (d) all guarantees in respect of the foregoing, including without limitation any assurance, agreement, letter of responsibility, letter of awareness, undertaking or arrangement with respect to the payment or performance of any of the foregoing, whether direct, indirect or contingent.
“Guarantees” shall mean, collectively, the Guarantees provided by each of the operating subsidiaries (“Guarantors”) of the Company on the signature page of this Note.
“Principal Amount” shall refer to any unpaid principal amounts outstanding under this Note.
“Setal Entities” shall mean, collectively, Setal 1, LLC, Setal 2, LLC, Setal 3, LLC, Setal 4, LLC, Setal; 5, LLC and Setal 6, LLC, and their successors.
“Transaction Documents” shall mean, collectively, this Note, the Security Agreement (as defined below), the Guarantees, and all other documents, certificates, resolutions and agreements to be entered into, executed and/or delivered in connection with the loan evidenced by this Note.
The following terms and conditions shall apply to this Note:
Section 1. Payments of Principal and Interest.
(a) Interest. The outstanding Principal Amount under this Note shall accrue simple interest at the rate of 12.00% per annum, accrued monthly, beginning on the date of this Note and continuing until October 31, 2009. If the Note remains unpaid on October 31, 2009, all accrued and unpaid interest shall be added to the Principal Amount and shall then bear interest accrued monthly in arrears based on aggregate principal and accrued interest at the end of each calendar month, beginning on November 1, 2009, and continuing until the Note is paid in full.
(b) Payment of Principal. Subject to the provisions hereof, the Principal Amount of this Note and all remaining accrued and unpaid interest shall be due and payable on the Maturity Date unless such payment is extended in writing by the Holder. Payment of the Principal Amount shall be effected in cash.
(c) Payment upon Sale of Collateral. Immediately upon receipt of proceeds from the sale of a store making up a portion of the Collateral into an escrow account and prior to any distribution of funds to the Company or Guarantor, the Company. shall cause the escrow company or agent holding the proceeds to distribution to the Holder a payment of principal and interest equal to 35.00% of the proceeds received on behalf of the Company from the sale of the store (a “Sales Payment”). For purposes of this section, “proceeds” shall refer to the consideration received in escrow on behalf of the Company or a subsidiary of the Company upon the sale of a store serving as part of the Collateral without reduction for any related sales costs and expenses.

(c) Taxes. The Company may withhold and pay over to the relevant authorities any appropriate tax or other legally required withholdings from any payment to be made to the Holder to the extent that such withholding is required by the Internal Revenue Code or any other applicable law, rule, or regulation.
(d) Security. This Note is secured by a security interest in certain assets of the Company pursuant to that certain Security Agreement of even date herewith, among the Company and the Holder (the “Security Agreement”). The obligations of the Company under this Note are guaranteed by the Guarantees provided by each operating subsidiary of the Company.
(e) Demand Payment. Holder shall have the right to demand full payment of this Note and accrued interest at any time, on thirty (30) days notice, if Robert Y. (Robbie) Lee is no longer serving as either President, CEO, or a board member of the Company.
(g) Late Interest Payment Penalty. If any payment due prior to the Maturity Date under this Note is not paid within five (5) days after it is due, a penalty equal to five percent (5%) of the amount of such payment shall accrue, and if such payment is not paid within ten (10) days after it is due, such accrued penalty shall be increased to 10% of the payment due.
Section 2. Seniority. The obligations of the Company hereunder shall rank senior to all other Debt of the Company with respect to the Sales Payment, and the obligations of the Company hereunder and under the notes between the company and the Setal Entities (the “Notes”) shall rank senior to all of the Debt of the company and its subsidiaries with respect to the specific stores set forth on Exhibit A subject to the overall seniority of the Company’s Debt as set forth below:
(a) USDC Portsmouth, Inc. The Setal Entities’ senior lien on the assets of USDC Portsmouth, Inc. shall be limited to the first One Million Five Hundred Thousand Dollars ($1,500,000) in debt of USDC Portsmouth, Inc., and The Taylor Family Trust dated March 3, 1994 (successor in interest to Newstar Financial, Inc.) shall have a second lien of Nine Hundred Forty Thousand Dollars ($940,000) against the assets of USDC Portsmouth, Inc. The Setal Entities shall have a third position lien against the remaining assets of USDC Portsmouth, Inc.
(b) Other Entities. The Setal Entities’ senior lien on the assets of Steam Press Holdings, Inc., Enivel, Inc., Cleaners Club Acquisition Sub, Inc., USDC CCVR Merger Sub, LLC, USDC Fresno, Inc., and USDC Fresno 2, Inc. (collectively, the “Others”) shall be limited to the first Five Million Dollars ($5,000,000) in debt of the Others, and the Mercer Notes shall have a second lien of Eight Million Four Hundred Sixty-Three Thousand Four Hundred Thirty and 84/100 Dollars ($8,463,430.84) against the assets of the Others.
(d) Leases Excluded. The Setal Entities’ senior lien shall expressly exclude any equipment purchased or leased by USDC Fresno, Inc. or USDC Fresno 2, Inc. from Setal 1, LLC.
Except to the extent that Holder shares in the Collateral with the other Setal Entities, nothing contained herein is intended or shall impact the security interest granted by the Company to the other Setal Entities.

Section 3. Defaults and Remedies.
(a) Events of Default. An “Event of Default” is: (i) a default in payment of the Principal Amount, when due, or failure to pay any Sales Payment within five (5) Business Days after the date such payment is due; (ii) failure by the Company for thirty (30) days after written notice has been received by the Company to comply with any other material provision of this Note or the Transaction Documents; (iii) a material breach by the Company of its representations or warranties in the Transaction Documents that remains uncured for thirty (30) days after notice to the Company; (iv) any event or condition shall occur which (x) results in the acceleration of the maturity of any material Debt (other than this Note) of the Company or any of its subsidiaries, or (y) enables (or, with the giving of notice or lapse of time or both, would enable) the holder of such material Debt or any or person acting on behalf of such holder’s behalf to accelerate the maturity thereof; (v) a default by the Company in the payment of any required dividend pursuant to the terms and conditions of the Series B Convertible Preferred Stock of the Company issued to any of the Setal Entities; (vi) a default by the Company in payment of any required dividend pursuant to the terms and conditions of the Series C Convertible Preferred Stock of the Company issued to any of the Setal Entities; (vii) if the Company or any of its subsidiaries is subject to any Bankruptcy Event; or (viii) at the discretion of the Setal Entities, the cessation of service by Robert Lee as Chief Executive Officer and as a director of the Company. “Bankruptcy Event” means any of the following events: (a) the Company or any subsidiary commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any subsidiary thereof; (b) there is commenced against the Company or any subsidiary any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Company or any subsidiary is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Company or any subsidiary suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 days; (e) the Company or any subsidiary makes a general assignment for the benefit of creditors; (f) any material writ of attachment shall be levied against any property or other assets of the Company or any subsidiary; (g) the Company or any subsidiary, by any act or failure to act, indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing; (h) the Company or any subsidiary is unable, or admits in writing its inability, to pay its debts generally as they mature; or (i) the Company ceases to carry on all or substantially all of its business or operations for a period in excess of 15 consecutive days (other than due to force majeure). The Company hereby agrees to notify the Holder of any material default by the Company of any third party obligations. The Company shall have thirty (30) days to cure said default.
(b) Cross Default. An Event of Default shall occur hereunder if there is a default as defined in any of the following:
(i)	U.S. Dry Cleaning Equipment Lease #500 (Equipment Lease) with Setal 1, LLC, as lessor dated February 12, 2008;

(ii)	Convertible Note No. 2000 with Setal 1, LLC, as holder, dated December 31, 2008;

(iii)	Convertible Note No. 2001 with Setal 2, LLC, as holder, dated December 31, 2008;

(iv)	Convertible Note No. 2002 with Setal 3, LLC, as holder, dated December 31, 2008; or

(v)	Convertible Note No. 2003 with Setal 4, LLC, as holder, dated December 31, 2008;
(vi)	Convertible Note No. 2004 with Setal 5, LLC, as holder, dated December 31, 2008;

(vii)	Any other debt obligations of the Company regardless of the holder of such debt obligations; or

(viii)	Any default on any other obligation of the Company in excess of ($50,000) that remains uncured for more than thirty (30) days.

(c) Remedies. If an Event of Default occurs and is continuing with respect to this Note, all outstanding principal and accrued but unpaid interest payable by the Company hereunder, together with all fees, costs and expenses (including without limitation reasonable attorneys’ fees and expenses) as may be incurred by the Holder in collecting any sums due on this Note or otherwise enforcing any of its rights, shall, upon written notice to the Company (except in the case of a Bankruptcy Event, which shall be without notice), become immediately due and payable. In addition to the foregoing remedies, upon the occurrence and during the continuance of any Event of Default, Holder may exercise any other right, power or remedy granted to it by this Note, the Transaction Documents or otherwise permitted to it by law, either by suit in equity or by action at law, or both, it being expressly understood that no such remedy is intended to be exclusive of any other remedy or remedies; but each and every remedy shall be cumulative and shall be in addition to every other remedy given herein or now or hereafter existing at law or in equity or by statute, and may be exercised from time to time as often as may be deemed expedient by the Holder, nor shall the giving, taking or enforcement of any other or additional security, collateral or guaranty for the payment of the indebtedness under this Note operate to prejudice, waive or affect the security of this Note or any rights, powers or remedies hereunder, nor shall the Holder be required to first look to, enforce or exhaust such other or additional security, collateral or guaranties. All covenants, conditions, provisions, warranties, guaranties, indemnities and other undertakings of the Company contained in this Note, or in any document referred to herein or in any agreement supplementary hereto or in any other Transaction Documents, shall be deemed cumulative to and not in derogation or substitution of any of the terms, covenants, conditions, or agreements of the Company contained herein.
Section 4. Covenants; Representations and Warranties.
(a) Covenants. The Company hereby covenants and agrees that, for so long as any Notes remain outstanding, unless the Required Holders (as defined in Section 5(e)(i) below) shall otherwise consent in writing, the Company shall not, and shall not permit any subsidiary to, directly or indirectly after the date hereof (a) create, assume, or otherwise become or remain obligated in respect of, or permit or suffer to exist or to be created, assumed or incurred or to be outstanding any Debt, other than as permitted in Section 2 of this Note; (b) assign, transfer, create any encumbrance, mortgage pledge, lien or charge upon, or otherwise dispose of, any Collateral (as defined in the Security Agreement) or any other assets, except in the ordinary course of business or to create Permitted Liens (as defined in the Security Agreement) and except as otherwise permitted in the Security Agreement; (c) declare or pay any dividends (other than required dividends under the Company’s Certificate of Incorporation as amended for its preferred stock), or make any distribution of cash or property, or both, to any person or entity in respect of any of the shares of the capital stock or other equity securities of the Company, or redeem, purchase or otherwise acquire for consideration any securities or shares of the capital stock or other equity securities of the Company; (d) enter into any contract, agreement or transaction with any Affiliate of the Company except in the ordinary course of business consistent with past practice; (e) merge with or consolidate into any other corporation or other entity, or sell, lease or other transfer all or substantially all of its business, properties or assets to any other corporation or other entity, unless in each such case the successor corporation or entity executes an agreement, in form and substance reasonably acceptable to the Holders, pursuant to which such successor shall assume all of the Company’s obligations under this Note; or (f) make any material change in the character of its business.

(b) Representations and Warranties. The Company represents and warrants to Holder that:
(i) The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware; has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted; and is duly qualified or licensed to do business as a foreign corporation in all jurisdictions in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed, except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on the Company.
(ii) The Company has all requisite power and authority to enter into and perform all of its obligations under this Note and the other Transaction Documents and to carry out the transactions contemplated hereby and thereby. The Company has taken all corporate or stockholder actions necessary to authorize it to enter into and perform all of its obligations under this Note and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Note and the other Transaction Documents does not, and the consummation of the transactions contemplated hereby and thereby, and compliance with the provisions hereof and thereof, will not conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any lien upon any of the properties or assets of the Company under, (i) its certificate of incorporation, by-laws or other governing documents, (ii) any agreement, contract, lease, license, mortgage, indenture, guarantee, or other instrument, undertaking or commitment to which the Company is a party or by which it or its properties or assets are bound or (iii) any judgment, order, injunction, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets.
(iii) This Note has been duly executed and delivered and is, and each other Transaction Document will be, when executed and delivered, the legal, valid and binding obligation of the Company, enforceable in accordance with their respective terms, except as (A) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and (B) the availability of equitable remedies may be limited by equitable principles of general applicability.
Section 5. General
(a) Payment of Expenses. The Company agrees to pay all reasonable charges and expenses, including attorneys’ fees and expenses, which may be incurred by the Holder in successfully enforcing this Note and/or collecting any amount due under this Note.
(b) Savings Clause. In case any provision of this Note is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Note will not in any way be affected or impaired thereby. In no event shall the amount of interest paid hereunder exceed the maximum rate of interest on the unpaid principal balance hereof allowable by applicable law. If any sum is collected in excess of the applicable maximum rate, the excess collected shall be applied to reduce the principal debt. If the interest actually collected hereunder is still in excess of the applicable maximum rate, the interest rate shall be reduced so as not to exceed the maximum allowable under law.

(c) Amendment. Neither this Note nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and the Holder.
(d) Assignment, Etc. The Holder may assign or transfer this Note to any transferee. The Holder shall notify the Company of any such assignment or transfer promptly. This Note shall be binding upon the Company and its successors and shall inure to the benefit of the Holder and its successors and permitted assigns.
(e) Amendments and Waivers.
(i) The provisions of this Note, including, but not limited to, any waiver of the restrictive covenants, may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Company and the Holders of not less than 50% in Principal Amount of the Notes then outstanding (the “Required Holders”); provided, however, that no such amendment, modification or waiver which would (i) modify this Section 5(e), (ii) extend the Maturity Date, (iii) reduce the Principal Amount or any amounts payable hereunder, and (iv) not be uniform and non-discriminatory as to any one of the Notes, shall be made without the consent of the holder of each of the Notes so affected.
(ii) Except as provided herein, no failure or delay on the part of the Holder in exercising any power or right under this Note shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Company in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Holder shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.
(f) Governing Law; Jurisdiction.
(i) Governing Law. THIS NOTE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO ANY CONFLICTS OF LAWS PROVISIONS THEREOF THAT WOULD OTHERWISE REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.
(ii) Jurisdiction. The Company irrevocably submits to the jurisdiction of any State or Federal Court sitting in the State of California, County of Orange, over any suit, action, or proceeding arising out of or relating to this Note. The Company irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding brought in such a court and any claim that suit, action, or proceeding has been brought in an inconvenient forum.
The Company agrees that the service of process upon it mailed by certified or registered mail, postage prepaid and return receipt requested (and service so made shall be deemed complete three days after the same has been posted as aforesaid) or by personal service shall be deemed in every respect effective service of process upon it in any such suit or proceeding. Nothing herein shall affect Holder’s right to serve process in any other manner permitted by law. The Company agrees that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

(iii) No Jury Trial. The Company hereby knowingly and voluntarily waives any and all rights it may have to a trial by jury with respect to any litigation based on, or arising out of, under, or in connection with, this Note.
(g) Replacement Notes. This Note may be exchanged by Holder at any time and from time to time for a Note or Notes with different denominations representing an equal aggregate outstanding Principal Amount, as reasonably requested by Holder, upon surrendering the same. No service charge will be made for such registration or exchange. In the event that Holder notifies the Company that this Note has been lost, stolen or destroyed, a replacement Note identical in all respects to the original Note (except for registration number and Principal Amount, if different than that shown on the original Note), shall be issued to the Holder, provided that the Holder executes and delivers to the Company an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with the Note.
(h) Cancellation. Except as otherwise set forth herein, after all of the Principal Amount and all accrued but unpaid interest and default payments at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled and the Holder shall promptly surrender the Note to the Company at the Company’s principal executive offices.
(i) Notices Procedures. Any and all notices or other communications or deliveries to be provided by the Holder hereunder, shall be in writing and delivered personally, by confirmed facsimile, or by a nationally recognized overnight courier service to the Company at the facsimile telephone number or address of the principal place of business of the Company. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, or by a nationally recognized overnight courier service addressed to the Holder at the facsimile telephone number or address of the Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed delivered (i) upon receipt, when delivered personally, (ii) when sent by facsimile, upon receipt if received on a Business Day prior to 5:00 p.m. (Pacific Time), or on the first Business Day following such receipt if received on a Business Day after 5:00 p.m. (Pacific Time) or (iii) upon receipt, when deposited with a nationally recognized overnight courier service.
(j) Waivers. Except for any notice specifically required hereunder, or under any other Transaction Document(s), the Company hereby waives notice (including without limitation notice of default, notice of intention to accelerate maturity, notice of acceleration of maturity, notice of nonpayment or dishonor and notice of protest), demand, presentment for payment, protest, bringing of suit and diligence in taking any action to collect amounts owing hereunder or in proceeding against any of the rights and properties securing payment hereof, and is directly and primarily liable for the amount of all sums owing or to be owing hereon. The Company consents to the acceptance of further security or the release of any existing security for this Note without in any manner affecting the Company’s liability with respect to this Note. The Company agrees that its liability on or with respect to this Note shall not be affected by any release of or change in any guaranty or security at any time or by any failure to perfect or maintain perfection of any lien against or security interest in any such security or the partial or complete unenforceability of any guaranty or other surety obligation, in each case in whole or in part, with or without notice and before or after maturity. No extension of the time for the payment of this Note made by agreement with any person now or hereafter liable for the payment of this Note shall operate to release, discharge, modify, change or affect the original liability of the Company under this Note.
***Signatures on following page***

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed on the date first set forth above.

U.S. DRY CLEANING CORPORATION
By:	/s/ Robert Y. (Robbie) Lee
Robert Y. (Robbie) Lee
Chief Executive Officer
The undersigned, being all the current operating subsidiaries of the Company, each hereby jointly and severally, absolutely and unconditionally, guarantees for the benefit of the Holder the payment and performance by the Company of all of its obligations under the foregoing Note. This is a guaranty of payment and performance (and not merely of collection), and the Holder may proceed directly against the undersigned without any requirement to first proceed or obtain any judgment against or exhaust any remedies with respect to the Company. This guaranty shall in no manner be affected or impaired by (a) any amendment, modification, waiver, consent, compromise or other indulgence granted to the Company under or in respect of the foregoing Note or any related agreement, (b) any failure by the Holder to insist upon strict performance or observance by the Company of any of the terms of the foregoing Note or any related agreement, (c) any forbearance by the Holder, (d) any bankruptcy, insolvency, receivership, reorganization, liquidation or other such proceeding relating to the Company, or (e) any relief of the Company from any of its obligations as aforesaid by operation of law, in equity or otherwise.

STEAM PRESS HOLDINGS, INC. (dba Young Laundry & Dry Cleaning)
By:	/s/ Robert Y. (Robbie) Lee
Robert Y. (Robbie) Lee
President

ENIVEL, INC.
By:	/s/ Robert Y. (Robbie) Lee
Robert Y. (Robbie) Lee
President

CLEANERS CLUB ACQUISITION SUB, INC. (dba Boston Cleaners)
By:	/s/ Robert Y. (Robbie) Lee
Robert Y. (Robbie) Lee
President

USDCC CVR MERGER SUB, LLC (dba Roadrunner Cleaners)
By:	/s/ Robert Y. (Robbie) Lee
Robert Y. (Robbie) Lee
President

USDC FRESNO, INC. (dba 1 Hour Martinizing)
By:	/s/ Robert Y. (Robbie) Lee
Robert Y. (Robbie) Lee
President

USDC FRESNO 2, INC. (dba 1 Hour Martinizing)
By:	/s/ Robert Y. (Robbie) Lee
Robert Y. (Robbie) Lee
President

USDC PORTSMOUTH, INC. (dba Zoots)
By:	/s/ Robert Y. (Robbie) Lee
Robert Y. (Robbie) Lee
President

USDC TUCHMAN INDIANA, INC. (dba Tuchman)
By:	/s/ Robert Y. (Robbie) Lee
Robert Y. (Robbie) Lee
President

EXHIBIT A
STORES SERVING AS COLLATERAL

Exhibit A — Stores Serving as Collateral

STATE	NUMBER	NAME	ADDRESS
Indiana	12	Washington St.	8340 E. Washington St, Indianapolis, IN 46219
Indiana	15	Lockerbie Marketplace	304 E. New York St, Indianapolis, IN 46204
Indiana	17	Zionsville Centre	1201 W. Oak St., Zionsville, IN 46077
Indiana	18	Southport Crossings	7045 Emblem, Southport, IN 46237
Indiana	21	Shadeland Station	7389 N Shadeland Ave, Indianapolis, IN 46250
Indiana	24	Merchant’s Square	2284 E 116th St, Carmel, IN 46032
Indiana	30	Avon Crossing	7810 E. US Highway 36, Avon, IN 46123
Indiana	32	Sylvan Ridge	4016 East 62nd St, Indianapolis, IN 46220
Indiana	34	Stones Crossing	2710 South State Rd, Greenwood, IN 46143
Indiana	38	56th & Lafayette Rd.	5510 Lafayette Rd, Indianapolis, IN 46254
Indiana	39	7829 Sunnyside	7829 Sunnyside Rd, Lawrence, IN 46236
Indiana	40	Nora Plaza	1470 East 86th St, Indianapolis, IN 46240
Indiana	41	Geist/Lantern Crossings	8936 E 96th St, Fishers, IN 46038
Indiana	42	Plainfield	110 Simmons St, Plainfield, IN 46168
Indiana	46	Exit Five Plaza	9787 East 116th St, Fishers, IN 46038
Indiana	50	Brookschool Plaza	12672 E 116th St, Fishers, IN 46038
Virginia	18	Chesapeake Square	4101 Portsmouth Blvd, Chesapeake, VA 23321
Virginia	19	Great Bridge	213 S. Battlefield Blvd, Chesapeake, VA 23322
Virginia	20	Cypress Point	928 Diamond Springs Road, Virginia Beach, VA 23455
Virginia	23	Pembroke	4421 Virginia Beach Blvd, Virginia Beach, VA 23462
Virginia	35	Kempsville	1352 Fordham Dr, Virginia Beach, VA 23464
Virginia	37	Great Neck	1416 North Great Neck Road, Virginia Beach, VA 23454
Virginia	46	Chesapeake	1412 Greenbrier Parkway, Chesapeake, VA 23320
Virginia	55	Newport News	12551 Jefferson Ave, Newport News, VA 23602